CANTERBURY CONSULTING GROUP
352 Stokes Road, Suite 200, Medford, NJ  08055
(609) 953-0044 * Fax (609) 953-0062

                             FOR IMMEDIATE RELEASE

                Canterbury Initiates Arbitration Proceedings
                       Against Ceridian Corporation
                                       ***
                  Ceridian Corporation Files a Counterclaim

Medford, NJ - September 18, 2003

Canterbury Consulting Group, Inc. (NASDAQ:CITI) announced today that its attorneys have initiated mandatory arbitration proceedings against Ceridian Corporation (NYSE:CEN) as called for in the Stock Purchase Agreement between the parties. Canterbury has filed for binding arbitration, which will take place in Philadelphia, Pennsylvania before the American Arbitration Association.

Canterbury's claims arise from the September 2001 purchase of User Technology Services, Inc. for $3,600,000, which at the time was a wholly owned subsidiary of Ceridian Corporation. Canterbury is making various claims ranging from breach of contract/warranty to actual/legal fraud, fraudulent concealment, constructive/equitable fraud, and negligent/misrepresentation.

Ceridian has denied the allegations set forth by Canterbury and has instituted a counterclaim in the arbitration proceedings. Ceridian is claiming breach of a sublease agreement by Canterbury for office space. Canterbury had denied the allegations set forth in the counterclaim.

In order to pursue its claims, Canterbury will sustain ongoing legal and filing fees and there is no assurance that the aforementioned arbitration will result in a favorable outcome on behalf of Canterbury.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including, but not limited to, its most recent reports on Form 8-K, Form 10-Q and Form 10-K, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.

Contact:
Darcy Teibel, Canterbury Consulting Group, Inc. 609-953-0044